As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 333-228488

Registration No. 333-231610

Registration No. 333-265148

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228488

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231610

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-265148

UNDER

THE SECURITIES ACT OF 1933

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0904275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices)(Zip code)

Hanger, Inc. 2016 Omnibus Incentive Plan

Hanger, Inc. Special Equity Plan
Hanger, Inc. 2019 Omnibus Incentive Plan
Hanger, Inc. 2022 Omnibus Incentive Plan

(Full title of the plan)

with a copy to:
Thomas E. Hartman Senior Vice President, Secretary and General Counsel 10910 Domain Drive, Suite 300 Austin, TX 78758 (512) 777-3800	Jessica S. Lochmann Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Hanger, Inc. (the “Registrant”) is filing these post-effective amendments (each, a “Post-Effective Amendment” and, together, the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.              Registration Statement No. 333-228488, filed with the SEC on November 20, 2018, registering (i) 2,404,502 shares of Common Stock for issuance under the Hanger, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) and (ii) 1,227,363 shares of Common Stock for issuance under the Hanger, Inc. Special Equity Plan;

2.              Registration Statement No. 333-231610, filed with the SEC on May 20, 2019, registering (i) 2,025,000 shares of Common Stock for issuance under the Hanger, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”), (ii) 242,936 shares of Common Stock that remained available for future grants under the 2016 Plan when the 2019 Plan was approved and that, under the terms of the 2019 Plan, became available for future grants under the 2019 Plan, and (iii) 348,025 shares of Common Stock that were subject to outstanding awards under the 2016 Plan at the effective time of the 2019 Plan but that were expected to become available for grant under the 2019 Plan as a result of future forfeitures; and

3.              Registration Statement No. 333-265148, filed with the SEC on May 23, 2022, registering (i) 1,960,000 shares of Common Stock pursuant to the Hanger, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”), (ii) 412,867 shares of Common Stock that remained available for future grants under the 2019 Plan at the effective time of the 2022 Plan, and (iii) 414,392 shares of Common Stock that were subject to outstanding awards under the 2019 Plan at the effective time of the 2022 Plan but that were expected to become available for grant under the 2022 Plan as a result of future forfeitures.

On October 3, 2022, the Registrant completed its previously announced merger (the “Merger”) with Hero Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Hero Parent, Inc., a Delaware corporation (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 21, 2022, by and among the Registrant, Parent and Merger Sub (the “Merger Agreement”). The Registrant was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Parent. In connection therewith, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held by Hanger as treasury stock or held directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Hanger, Parent or Merger Sub, (ii) shares of Common Stock held by stockholders who have not voted in favor of the adoption and approval of the Merger Agreement, including the Merger, or consented thereto in writing and who have properly exercised and validly perfected appraisal rights for such shares in accordance with, and who have complied with, Section 262 of the Delaware General Corporation Law and (iii) shares of Common Stock held by certain members of the Registrant’s management team that were exchanged for equity interests in an affiliate of Parent) was automatically converted into the right to receive cash in an amount equal to $18.75 per share, without interest, subject to any required withholding of taxes.

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated as of the effective time of the Merger on October 3, 2022. In accordance with the undertakings contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the effective time of the Merger on October 3, 2022. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 3, 2022.

HANGER, INC.

By:	/s/ Thomas E. Hartman
	Name:	Thomas E. Hartman
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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